Exhibit 99.2

IBM Credit LLC Winding Down OEM IT Commercial Financing Operations

IBM Credit LLC (the company) will begin winding down the portion of its Commercial Financing operations which provides short-term working capital solutions for OEM information technology (IT) suppliers, distributors and resellers.

As a result, the company’s Commercial Financing OEM financing receivables will wind down in 2019, starting in the second quarter and is expected to conclude by fourth-quarter 2019, as the receivables are collected in the normal course of business. The company’s borrowings will decline at a similar rate, consistent with the targeted 9:1 debt-to-equity ratio. The company will continue to provide differentiated end-to-end financing solutions, including commercial financing in support of IBM partner relationships.

The company earned revenue and had financing receivables and accounts payable balances associated with the Commercial Financing OEM IT supplier financing arrangements as follows for the year end periods 2017 and 2018:

OEM IT Commercial Financing Figures (Dollars in Billions)	2017	2018
Revenue	$0.2	$0.3
Financing Receivables (as of December 31,)	$8.1	$8.5
Accounts Payable (as of December 31,)	$1.2	$1.4